Exhibit 99.3

Description of Archer and United Transaction

On January 29, 2021, Archer Aviation, Inc. (“Archer” or “we”) entered into an aircraft purchase agreement (the “Purchase Agreement”) with United Airlines, Inc. (“United”) related to the purchase of an Archer model (the “Aircraft”), and a collaboration agreement (the “Collaboration Agreement”) with United related to the development of the Aircraft and certain material terms regarding the Aircraft and the related purchase obligations. Subject to certain conditions and material terms (including those described below), the Purchase Agreement provides for the purchase by United of a given quantity of Aircraft at a fixed base purchase price per unit for an aggregate base purchase price of US$1 billion and grants United an option, at its election, to order an additional quantity of Aircraft at the same unit price for an additional aggregate base purchase price of up to US$500 million. The Collaboration Agreement provides that Archer and United will hold certain senior management team meetings periodically where they will continue to discuss and negotiate the Material Terms (as described below), contemporaneously with the development of the Aircraft. We expect that United will allocate resources in the form of personnel time from its experienced team of pilots, maintenance staff, and regulatory experts. We believe our access to these valuable resources will accelerate the certification of Archer’s Aircraft and result in an aircraft with lower maintenance and operational costs.

In connection with the Purchase Agreement and Collaboration Agreement, Archer granted United a warrant to purchase from Archer 14,645,614 shares of Archer’s common stock (the “Warrant”) with a $0.01 per share exercise price. The Warrant is subject to vesting upon the achievement of certain milestones and conditions. Vesting occurs as follows, subject to vesting acceleration under certain circumstances:

(i)	40% of the shares are vested immediately upon issuance of the Warrant;

(ii)	20% of the shares vest upon the closing of United’s investment in the proposed PIPE transaction or a similar financing transaction;

(iii)	10% of the shares vest upon the approval of the Aircraft’s final type certificate by the FAA but only so long as the Purchase Agreement or the Collaboration Agreement is in effect on the date that such type certificate is issued; and

(iv)	30% of the shares shall vest on a pro rata basis (based on the number of Aircraft (excluding the option) deliverable under the Purchase Agreement) upon the purchase by United (or its nominee as permitted under the Purchase Agreement) of each such Aircraft as set forth in the Purchase Agreement.

Up to 20% of certain of United’s rights and obligations under the Purchase Agreement and the Warrant may be assigned to Mesa Airlines.

United’s obligation to purchase Aircraft under the Purchase Agreement is subject to the parties first agreeing after the date hereof on certain additional material terms and conditions (collectively, the “Material Terms”), including, but not limited to, Aircraft specifications, warranties, United’s usage and transfer of the Aircraft, performance guarantees, delivery periods, most favored nation provisions, the type and extent of United’s assistance in obtaining certification of the Aircraft, territorial restrictions, rights to jointly developed intellectual property and other matters. United’s obligation to purchase Aircraft under the Purchase Agreement will arise only after all of the Material Terms are agreed in the discretion of each party, after which United’s obligations will be further subject to Archer satisfying certain conditions comprising the Material Terms, including without limitation obtaining the necessary regulatory approvals, meeting Aircraft specifications and delivery periods. Neither Archer nor United has any duty or obligation to agree on any of the Material Terms. Further, and in addition to other termination rights set forth in the Purchase Agreement and the Collaboration Agreement, if the parties do not agree on Material Terms, either party will have the right to terminate the agreements if such party determines in its discretion that it is not likely that the Material Terms will be agreed in a manner that is consistent with such party’s business and operational interests (as those interests may change from time to time).

The above is a summary of the applicable agreements and does not purport to be a complete description of all of the terms thereunder. This summary also includes forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements. These statements are based on various assumptions and on the current expectations of the Archer’s management and are not predictions of actual performance. These forward-looking statements are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Archer. For example, we cannot assure you that Archer and United will be successful in negotiating final agreements on terms that are favorable to Archer, or at all, or that Archer will be able to successfully deliver the Aircraft to United and convert these agreements into sales revenue.